EX-99.e.1.ii
UNDERWRITING AGREEMENT FOR:

MGI FUNDS

Effective as of the closing of the sale of PNC Global Investment Servicing, Inc. (“PGIS”), the indirect parent of PFPC Distributors, Inc. to THE BANK OF NEW YORK MELLON CORPORATION by THE PNC FINANCIAL SERVICES GROUP, INC., MGI FUNDS (the “Fund Company”), on behalf of each series thereof (each a “Fund” and collectively, the “MGI Funds”) and MGI Funds Distributors, Inc. (the “Distributor”) hereby enter into this Underwriting Agreement on terms identical to those of the underwriting agreement between the parties effective as of July 1, 2005 as amended as of  May 14, 2007 (the “Existing Agreement”) except as noted below.  Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this agreement shall continue for an initial one-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the MGI Fund’s board of trustees or (ii) by a vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of MGI Funds, provided that in either event the continuance is also approved by a majority of the trustees who are not parties to this agreement and who are not interested persons (as defined in the 1940 Act) of any party to this agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the MGI Fund’s board of trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the MGI Funds, or by PFPC Distributors, Inc. This agreement may be terminated with respect to one or more Funds, or with respect to the entire fund Company.  This agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

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IN WITNESS WHEREOF, the parties hereto have caused this Underwriting Agreement to be executed as of the day and year first above written.

MGI FUNDS

By:                /s/ Kenneth Crotty

Name:           Kenneth Crotty

Title:             Vice President

Date:             July 1, 2010

MGI FUNDS DISTRIBUTORS, INC.

By:                /s/ Tom Deck

Name:           Tom Deck

Title:              President

Date:             June 29, 2010